Exhibit 99.1

ROBERTS REALTY INVESTORS, INC.

CONTACT:	FOR IMMEDIATE RELEASE
Michael A. Quinlan	August 9, 2005
Vice President and Controller

Telephone: (770) 394-6000
Fax: (770) 551-5914

ROBERTS REALTY INVESTORS, INC.
ACQUIRES 22 ACRES FOR NEW 154-UNIT COMMUNITY

ATLANTA, GA – Roberts Realty Investors, Inc. (AMEX:RPI) announces that on August 4, 2005, it purchased 22 acres of undeveloped land for a new 154-unit community in the North Atlanta submarket of Cumming, Georgia. The land is located near the intersection of Georgia Highway 9 and Old Atlanta Road in the City of Cumming. The property was acquired for $4.8 million. The acquisition is part of a Section 1031 tax-deferred exchange using a portion of the proceeds from the May 2005 sale of the company’s Ballantyne Place community, located in Charlotte, North Carolina. This is Roberts Realty’s second acquisition using proceeds from the Ballantyne Place sale. In June 2005, the company purchased 14.5 acres of investment property zoned for 217 residential units in the Westside mixed-use development in Alpharetta, Georgia.

Mr. Charles S. Roberts, the company’s founder and CEO, stated: “This acquisition furthers our strategy of owning excellent real estate assets in the high growth, Georgia 400 corridor and adds 154 residential units to our 868 residential units that are already under development. We intend to begin development immediately, with construction starting in the first quarter of 2006, and leasing to begin in the summer.” At 154 units, the community will be similar in size to Rosewood Plantation and Ivey Brook, two other 150-unit communities that the company developed previously and that were extremely successful.

Roberts Realty currently has 1,022 residential units in various phases of development, consisting of the above described 154-unit community along with 220 units on Northridge Parkway, 236 units and 120 units on Peachtree Dunwoody Road, and 292 units on Peachtree Parkway, all in metropolitan Atlanta.

The company is experiencing negative operating cash flow as a result of its decision to sell its older, appreciated communities and to exit the Charlotte, North Carolina market. Beginning with the sale of its Highland Park community in 2003, the company has sold eight communities totaling 1,798 units, and has made distributions to shareholders of $5.05 per share. Roberts Realty expects the negative operating cash flow to continue through the end of 2006 or until its new communities are constructed and leased. As a result, the company does not intend to pay distributions to shareholders in the foreseeable future.

Roberts Realty Investors, Inc. invests in multi-family residential communities and retail centers in Atlanta and South Florida as a self-administered, self-managed equity real estate investment trust.

Although the company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, the company’s actual results could differ materially from those anticipated in the forward-looking statements. Certain factors that might cause such a difference include, but are not limited to, the following related to the 154-unit community: the company may not be able to develop, construct, and lease the community as soon as it expects; construction and permanent debt financing for the community may not be available as expected, or it may be available only on unfavorable terms; and, it may encounter unexpected construction problems or delays. Other factors that might cause such a difference for not only the new 154-unit community, but the company’s other properties under development include, but are not limited to, the following: market and economic conditions being unfavorable for the development of residential communities; increased competition; construction risks; the lack of construction and permanent debt financing, or the availability of such financing on unfavorable terms; the master-planned Westside development may not ultimately be developed as planned; and Roberts Realty may be required to make distributions to maintain its status as a REIT for federal income tax purposes. For more information about other risks and uncertainties Roberts Realty faces, please see the section in Roberts Realty’s most recent quarterly report on Form 10-Q entitled Management’s Discussion and Analysis of Financial Conditions and Results of Operations – Disclosure Regarding Forward-Looking Statements.